Exhibit 2.1

ASSIGNMENT AND AMENDMENT AGREEMENT

        This Agreement is made as of the 30th day of June, 2004 between Heller Financial Canada (“Heller”), IKON Office Solutions, Inc. (the “Seller”), IKON Office Solutions Northern Ltd. (“IKON Northern”), and GE VFS Canada Limited Partnership (the “Purchaser”).

        WHEREAS Heller and IKON entered into an asset purchase agreement as of March 31, 2004 (the “Purchase Agreement”) pursuant to which Heller agreed to purchase, and IKON agreed to sell, certain of IKON’s assets;

        AND WHEREAS Heller wishes to assign all of its rights and obligations under the Purchase Agreement to the Purchaser and the Purchaser wishes to assume all of Heller’s obligations under the Purchase Agreement, pursuant to the provisions hereof;

        AND WHEREAS after the date of the Purchase Agreement IKON determined that IKON Northern is the lessor, seller, lender, secured party or obligee under certain of the Financing Contracts (as such term is defined in the Purchase Agreement) entered into by any of IKON or its Affiliates with residents of the Northwest Territories (the “NWT Financing Contracts”);

        AND WHEREAS the parties hereto wish to amend the Purchase Agreement to provide that IKON Northern will sell and assign to the Purchaser, and the Purchaser will purchase and assume from IKON Northern, the Purchased Assets and Assumed Liabilities, respectively, which relate to the NWT Financing Contracts;

        AND WHEREAS the parties hereto wish to make certain other amendments to the Purchase Agreement;

        NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.     Interpretation.

        (a)     Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the Purchase Agreement.

        (b)     The rules of interpretation set forth in Sections 1.02 and 8.06 of the Purchase Agreement shall apply, with necessary changes, to this Agreement as if set out in full in this Section.

2.     Assignment. Effective on the date hereof, Heller hereby assigns and transfers unto GE VFS all of its right, title and interest in, to and under the Purchase Agreement.

3.     Assumption and Indemnity. The Purchaser hereby accepts the assignment and transfers contained in Section 2 and covenants and agrees with Heller that the Purchaser will observe, perform and fulfil each and every covenant, proviso, obligation, term and condition of Heller in, to and under the Purchase Agreement that is applicable at any time from and including the date of the Purchase Agreement. The parties hereto agree Heller is hereby released from any and all obligations under the Purchase Agreement, including any and all liabilities, damages, costs, expenses, causes of action, suits, claims and judgments arising from or in connection with, or resulting from the Purchase Agreement.

4.     Seller Appointment of Purchaser as Agent to Notify Quebec Residents of Assignment. The Seller hereby appoints the Purchaser as its agent for the sole purpose of notifying Quebec residents party to Purchased Financing Contracts that such Purchased Financing Contracts have been assigned by the Seller to the Purchaser.

5.     Consents Not Obtained On or Prior to Closing. The Seller Entities have advised the Purchaser that the assignment by the Seller Entities of certain of the Purchased Financing Contracts requires prior notice and consent to have been obtained pursuant to their provisions, the Financial Administration Act of each of Alberta, Northwest Territories and Nunavut and the Law of Property Act (Manitoba) (collectively, the “Outstanding Consents”), but that such consents have not been obtained and delivered to the Purchaser on or prior to the Closing Date. The parties hereto acknowledge the following: (a) the Outstanding Consents shall be subject to the provisions of Section 2.07 and (b) the rights exercisable by the Purchaser in Section 2.07(a)(ii) with respect to the Outstanding Consents shall be exercisable by the Purchaser notwithstanding that it may (i) assist the Seller in obtaining, or (ii) undertake on behalf of the Seller to obtain, such Outstanding Consents.

6.     (a)         Seller to Provide Specified Information for IKON Canada Billed Accounts. The Seller shall comply with its covenants in Section 2(c)(iii) of the Administrative Services Agreement and such covenant shall be incorporated herein, and have the same effect, as if made and agreed to herein.

        (b)        Invoicing of Serviced Assets. Each of the Seller, IKON Northern and the Purchaser shall comply with its covenants in Section 2(i) of the IKON Invoicing Services Agreement dated as of the date hereof between the Purchaser, the Seller and IKON Northern and such covenant shall be incorporated herein, and have the same effect, as if made and agreed to herein.

7.     Amendments to Purchase Agreement. The following amendments to the Purchase Agreement are made effective immediately prior to the consummation of the transactions contemplated by the Purchase Agreement on the Closing Date.

        (a)         Section 2.04(c) of the Purchase Agreement is amended by deleting and replacing the words “On the last Business Day of the month immediately following the month of the Closing, the Purchaser shall pay to the Seller the GST and QST exigible on the Initial Payment by wire transfer of immediately available funds to the account to which the Initial Payment was wire transferred” with the words “The Purchaser and the Seller shall, on the Closing Date, elect jointly under section 167(1) of the Excise Tax Act (Canada), and under any similar provision of any applicable provincial legislation, in the form prescribed for the purposes of that provision, in respect of the sale and transfer of the Purchased Assets hereunder, and the Purchaser shall file such election with Canada Customs and Revenue Agency on or before the time specified in section 167(1.1) of the Excise Tax Act (Canada) and any other similar election under similar applicable provincial legislation for this purpose”.

         (b)          Section 2.05 of the Purchase Agreement is amended by deleting the words “If a Settlement Payment is made pursuant to Section 2.05(a), then on the last Business Day of the month immediately following the month of the Settlement Date, the Purchaser shall pay to the Seller the GST and QST exigible on the Settlement Payment made pursuant to Section 2.05(a) by wire transfer of immediately available funds to the account to which the Purchase Price was wire transferred” in the last paragraph of such section.

         (c)         Section 2.05(b) of the Purchase Agreement is amended by deleting the words “plus the amount in respect of GST and QST on the Settlement Payment previously paid by the Purchaser to the Seller”.

         (d)         Section 2.07(a)(iv) of the Purchase Agreement is amended by deleting and replacing the words “shall be bound to pay to the Purchaser” with the words “shall be bound to pay, or shall cause its applicable Affiliates to pay, to the Purchaser”.

         (e)         Section 2.07(b) of the Purchase Agreement is amended as follows:

(i)	by inserting the words “or IKON Northern, as the case may be,” immediately following:

(A)	the words “In particular, in the event that any requisite consent is not obtained prior to Closing, then the Purchaser or the applicable Acquiring Entity and Seller”;

(B)	the words “and the performance by the Purchaser or such Acquiring Entity of the obligations thereunder. The Seller”;

(C)	the words “or draw under or with respect to any such Purchased Assets. Upon the Closing, the Seller”;

(D)	the words “On the Closing Date, or as requested from time to time after the Closing Date, the Seller”; and

(E)	the words “provided, however, that any and all liabilities or obligations incurred by the Seller”; and

(ii)	by inserting the words “or IKON Northern’s, as the case may be,” immediately following the words “(y) amend, modify or waive any such contract or agreement in the Seller’s”.

        (f)         Article IV of the Purchase Agreement is amended by deleting and replacing the words “to the Seller on the date hereof” with the words “to the Seller Entities on the date hereof”.

        (g)         Article V of the Purchase Agreement is amended by deleting and replacing the words “The Seller agrees and covenants with the Purchaser as follows:” with the words “The Seller Entities agree and covenant with the Purchaser as follows:".

        (h)         Section 5.01(a) of the Purchase Agreement is amended as follows:

(i)	by deleting and replacing the words “The Seller shall give or cause to be given” with the words “Each Seller Entity shall give or cause to be given”;

(ii)	by deleting and replacing the words “(wherever located) of the Seller” with the words “(wherever located) of such Seller Entity”; and

(iii)	by deleting and replacing the words “interfere unreasonably with the business of the Seller” with the words “interfere unreasonably with the business of any Seller Entity”.

        (i)         Section 5.01(c) of the Purchase Agreement is amended as follows:

(i)	by deleting and replacing the words “Except as otherwise expressly provided in this Agreement, the Seller” with the words “Except as otherwise expressly provided in this Agreement, each Seller Entity”; and

(ii)	by deleting and replacing the words “in this Section 5.01(c) shall prevent the Seller” with the words “in this Section 5.01(c) shall prevent the applicable Seller Entity”.

        (j)         Section 5.01(d) of the Purchase Agreement is amended as follows:

(i)	by inserting the word “Entities” immediately following the words: (A) “Except as otherwise expressly required by this Agreement, the Seller”; (B) “Except as otherwise expressly required by this Agreement, with respect to the Business, the Seller”; (C) “(iii) modify, replace or supersede any credit, underwriting or collection practices of the Seller”; (D) “reflected, to the extent applicable, in the books and records of the Seller; and (E) “following entered into in the ordinary course of business consistent with the past practices of the Seller”;

(ii)	by deleting and replacing the words “(vi) take any action that would breach any of the Seller’s representations” with the words “(vi) take any action that would breach any Seller Entity’s representations”; and

(iii)	by deleting and replacing each occurrence of the words “the Seller” with the words “any Seller Entity” in the following: (A) “provided, however, that nothing contained in this Agreement shall prohibit (A) the Seller”; and (B) “(B) the Seller from complying with the Conduit Facility Document”.

        (k)         Section 5.02 of the Purchase Agreement is amended as follows:

(i)	by inserting the word “Entities” immediately following the words: (A) “Between the date of this Agreement and the Closing, the Seller “; and (B) “(a) render inaccurate in any material respect any representation or warranty made by the Seller “; and

(ii)	by deleting and replacing the words “transactions contemplated hereby or the performance by the Seller” with the words “transactions contemplated hereby or the performance by any Seller Entity”.

        (l)         Section 5.04(a) of the Purchase Agreement is amended by deleting and replacing each occurrence of the words “the Seller”, other than the first occurrence of such words in the second line of such Section, with the words “any Seller Entity”.

        (m)         Section 5.04(b)(i) of the Purchase Agreement is amended by deleting and replacing the words “or (B) a failure to perform any covenant, agreement or undertaking of the Seller” with the words “or (B) a failure to perform any covenant, agreement or undertaking of any Seller Entity”.

        (n)         Section 5.04(b)(ii) of the Purchase Agreement is amended by deleting and replacing each occurrence of the words “the Seller” with the words “any Seller Entity” in the following: (i) “breach of any representation or warranty made by the Seller”; and (ii) “any certificate delivered by or on behalf of the Seller “.

        (o)         Section 5.04(c) of the Purchase Agreement is amended by deleting and replacing each occurrence of the words “the Seller” with the words “the Seller Entities” in the heading of such Section and in Sections 5.04(c)(ii) and (iii).

        (p)         Sections 5.04(d)(i) through (iv) of the Purchase Agreement are amended by deleting and replacing each occurrence of the words “the Seller” with the words “any Seller Entity” in Sections 5.04(d)(i), (ii), (iii) and (iv).

        (q)         Section 5.04(d)(v) is amended by:

(i)	deleting and replacing the words “by the Seller of any” with the words “by any Seller Entity of any”;

(ii)	deleting and replacing the words “provided that the Seller shall be deemed” with the words “provided that such Seller Entity shall be deemed”; and

(iii)	deleting and replacing the words “employees of the Business by the Seller on or prior to Closing” with the words “employees of the Business by any Seller Entity on or prior to Closing”.

        (r)         Section 5.04(e) of the Purchase Agreement is amended by deleting and replacing each occurrence of the words “the Seller” with the words “any Seller Entity” in Sections 5.04(e)(i), (iii) and (iv).

        (s)         Section 5.08(a) of the Purchase Agreement is amended by:

(i)	deleting “, Transition Services Agreement” from the heading; and

(ii)	replacing the text of Section 5.08(a)(ii) in its entirety with “intentionally deleted”.

        (t)         Sections 3.14 and 5.09 of the Purchase Agreement are amended by replacing each occurrence of the term “Transition Services Agreement” with “Administrative Services Agreement”.

        (u)         Section 5.11(a) of the Purchase Agreement is amended by deleting and replacing the occurrence of the words “The Seller” with the words “Each Seller Entity”.

        (v)         Sections 5.11(b) and 5.25 of the Purchase Agreement are amended by deleting and replacing the words “the Seller” with the words “a Seller Entity”.

        (w)         Sections 5.13, 5.18, 5.27, 8.02 and 8.14 of the Purchase Agreement are amended by deleting and replacing each occurrence of the words “the Seller” with the words “the Seller Entities”.

        (x)         Section 5.16(b) of the Purchase Agreement is amended as follows:

(i)	by deleting and replacing the words “Program Documentation, the Seller” with the words “Program Documentation, each Seller Entity”;

(ii)	by deleting and replacing each occurrence of the words “the Seller” with the words “such Seller Entity” in the following: (A) “(including any information made available to the Seller”; (B) “provided, however, that the source of such information is not known by the Seller”; and (C) “(iv) was available to the Seller”;

(iii)	by deleting and replacing the words “provided, however, that the Seller shall not be required to maintain” with the words “provided, however, that each such Seller Entity shall not be required to maintain”; and

(iv)	by deleting and replacing each occurrence of the words “the Seller” with the words “a Seller Entity” in the following: (A) “(ii) is or becomes available to the Seller”; and (B) “(iii) has been independently acquired or developed by the Seller”.

        (y)         Section 5.21 of the Purchase Agreement is amended by: (i) deleting and replacing the words “the Seller nor any of its Affiliates” with the words “the Seller Entities nor any of their Affiliates”; and (ii) deleting and replacing the words “for the benefit of the Seller” with the words “for the benefit of any Seller Entity”.

        (z)         Section 8.04 of the Purchase Agreement is amended as follows:

(i)	by deleting and replacing the words “If to the Seller at:” with the words “If to any Seller Entity at:";

(ii)	by deleting “HELLER FINANCIAL CANADA c/o” immediately following “and if to the Purchaser, at:";

(iii)	by deleting and replacing the words “Attention: Operations Counsel” with the words “Attention: Associate General Counsel — Canada”; and

(iv)	by deleting and replacing the words “or to the Seller” with the words “or to the Seller Entities”.

        (aa)         Exhibit A to the Purchase Agreement is amended as follows:

(i)	inserting the following new definition: ““Administrative Services Agreement” shall have the meaning set forth in the definition of Program Documentation.”;

(ii)	the definitions of “Adverse Environmental Condition”, “Backlog”, “Equipment Service Obligations”, “Knowledge”, or “knowledge”, “Seller Benefit Plan” and “Syndication Agreements” are amended by deleting and replacing each occurrence of the words “the Seller” with the words “any Seller Entity”;

(iii)	the definition of “Ancillary Agreement” is amended by (A) replacing “Documentation,” in the first line with “Documentation and” and (B) deleting “and (iii) the Transition Services Agreement” from the second line;

(iv)	the definition of “Assumed Liabilities” is amended as follows:

(A)	deleting and replacing the first occurrence of the words “the Seller” with the words “each Seller Entity”;

(B)	deleting and replacing the second occurrence of the words “the Seller” with the words “such Seller Entity”;

(C)	in the second line of such definition, deleting “(i)";

(D)	commencing in the third line of such definition, deleting from “and (ii) the Backlog” through and including “any contract or agreement described therein”; and

(E)	deleting and replacing the third occurrence of the words “the Seller” with the words “the applicable Seller Entity”;

(v)	the definitions of “Business”, “Chargeback Ratio”, “Excluded Assets”, “Excluded Liabilities” and “Special Adjustments” are amended by deleting and replacing each occurrence of the words “the Seller” with the words “the Seller Entities”;

(vi)	the definition of “Chargeback Ratio” is amended by deleting the words “(other than Financing Contracts billed through the IKON US marketplaces and identified on the Portfolio Tape)";

(vii)	the definition of “Delinquency Rate” is amended by inserting immediately following each occurrence of the term “Financing Contracts” the words “(excluding the IKON Canada Billed Accounts (as such term is defined in the Program Agreement) identified on the Portfolio Tape)";

(viii)	the definitions of “Financing Contract”, “Material Adverse Effect”, “Non-Assumable Claim”, “Permitted Encumbrance”, “Portfolio Property” and “Tax Return” are amended by deleting and replacing each occurrence of the words “the Seller” with the words “a Seller Entity”;

(ix)	inserting the following new definition: ““General Partner” means General Electric Capital Canada Inc., the general partner of GE VFS Canada Limited Partnership”;

(x)	the definition of “Gross Receivables” is amended by: (A) deleting and replacing the words “the Seller’s past practices” with the words “the Seller Entities’ past practices”; and (B) deleting and replacing the words “books and records of the Seller” with the words “books and records of the applicable Seller Entity”;

(xi)	the definition of “IKON Guaranty” is amended by deleting and replacing the words “the Seller’s obligations” with the words “the Seller Entities’ obligations”;

(xii)	the definition of “Old Facilities Management Contract” is amended by: (A) deleting and replacing the words “otherwise serviced by the Seller” with the words “otherwise serviced by any Seller Entity”; (B) deleting and replacing the words “(i) the Seller agrees” with the words “(i) a Seller Entity agrees”; and (C) deleting and replacing the words “agrees to lease equipment from the Seller” with the words “agrees to lease equipment from such Seller Entity”;

(xiii)	the definitions of “Original Equipment Cost” and “Specified Liabilities” are amended by deleting and replacing the words “the Seller, as applicable” with the words “the applicable Seller Entity”;

(xiv)	the definition of “Program Documentation” is amended by inserting “(the “Administrative Services Agreement”)” immediately following “such vendor program arrangement” in the last line;

(xv)	the definition of “Purchased Assets” is amended by deleting “, the Backlog” from the third line;

(xvi)	inserting the following new definition: ““Seller Entity” shall mean each of the Seller and IKON Northern, and “Seller Entities” shall mean both of them.”; and

(xvii)	deleting in its entirety the definition of “Transition Services Agreement”.

        (bb)         Exhibit B to the Purchase Agreement is amended as follows:

(i)	except as otherwise specifically indicated herein, IKON Northern shall be deemed to have represented and warranted to and for the benefit of the Purchaser each of the representations and warranties made by the Seller in Exhibit B, mutatis mutandis, with necessary changes to reflect that IKON Northern is selling and assigning to the Purchaser only the NWT Financing Contracts and related Purchased Assets and Assumed Liabilities, respectively;

(ii)	Section 3.24 of the Purchase Agreement is hereby amended by deleting and replacing the words “The Seller is not” with the words “Neither the Seller nor IKON Northern is”.

(iii)	Section 3.24 of the Purchase Agreement is hereby amended by adding the following sentence: “IKON Northern is registered for GST purposes and its registration number for such purposes is 87217 8926 RT0001.”

        (cc)         Exhibit C to the Purchase Agreement is amended as follows:

(i)	Section 4.01(a) of the Purchase Agreement is amended by (A) inserting “limited” immediately before “partnership” in the first line, (B) replacing “Each of the Partners” in the seventh line with “The General Partner” and (C) replacing “The Partners are all the partners” in the last line with “The General Partner is the only general partner”.

(ii)	Section 4.03(a) of the Purchase Agreement is amended by inserting “limited” immediately before “partnership agreement” in the eighth line.

(iii)	Section 4.07 of the Purchase Agreement is amended by replacing “GST and QST purposes and its registration numbers for such purposes are 869583906 and 1205283150” in the second and third lines with “GST and QST purposes and its registration numbers for such purposes are 87159 9718 and 1200015556".

(iv)	Section 4.08 of the Purchase Agreement is amended by replacing “Ontario, British Columbia, Saskatchewan, Manitoba and Prince Edward Island and its registration numbers for such purposes are 8273-4755, R363033, 1958818, 054525-1 and 191867” in the second , third and fourth lines with “Ontario, British Columbia, Saskatchewan, Manitoba and Prince Edward Island and its registration numbers for such purposes are 5424-6016, R196782, 1907955, 372155-8 and 173452.”

8.     No Other Amendments. The provisions of this Agreement are in addition to the provisions of the Purchase Agreement and, except as they are modified by the provisions of this Agreement, the provisions of the Purchase Agreement remain in full force and effect.

9.     Successors and Assigns. This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

10.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

11.     Assignment. This Agreement may not be assigned by any party hereto except in accordance with Section 8.05 of the Purchase Agreement.

12.     Further Assurances. Each of the parties hereto shall execute and deliver all such further documents and do such other things as the other party may reasonably request to give full effect to this Agreement.

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13.    Counterparts.     This Agreement may be executed in several counterparts and by facsimile transmission of an originally executed document, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first mentioned.

HELLER FINANCIAL CANADA
by	______________________________ Name: Title:
______________________________ Name: Title:

GENERAL ELECTRIC CAPITAL CANADA, INC., as general partner of GE VFS CANADA LIMITED PARTNERSHIP
by	______________________________ Name: Title:

IKON OFFICE SOLUTIONS, INC.
by	______________________________ Name: Title:

IKON OFFICE SOLUTIONS NORTHERN LTD.
by	______________________________ Name: Title: